Exhibit 10(i)

                              COINSURANCE AGREEMENT

    This Coinsurance Agreement (this "Agreement"), effective as of October 31, 2012, is by and between CMFG Life Insurance Company, a stock insurance corporation organized under the laws of the State of Iowa (hereinafter referred to as the "Reinsurer"), and MEMBERS Life Insurance Company, a stock insurance corporation organized under the laws of the State of Iowa {hereinafter referred to as the "Company").

    The Company and the Reinsurer mutually agree to enter into a reinsurance transaction under the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance, except as set forth in the insolvency provisions of this Agreement, shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Reinsurer shali have no obligation or liability to any insured, owner, beneficiary or other third party under the policies reinsured hereunder.

                                    ARTICLE I
                                   DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

1.1 "Business Day" means any day that is not a Saturday, Sunday or other day on which national banking institutions are required or permitted by law or executive order to be closed.

1.2   "Effective Date" shall have the meaning set forth in Section 2.1.

1.3   "Expense Allowance" shall have the meaning set forth in Section 4.3.

1.4 "Insurance Taxes and Charges" means all premium taxes and other insurance taxes (not including any federal, state or local tax measured by income) and guaranty fund assessments payable by the Company on account of the Reinsured Policies.

1.5 "Policy Benefits" shall mean all annuity payouts, partial surrenders, full surrenders, death claims (if applicable), and all other contractual benefits or liabilities of any kind payable under the Reinsured Policies, including, without limitation, any extracontractual liabilities related thereto.

1.6 "Premiums" means the gross consideration payable on account of the Reinsured Policies.

1.7 "Monthly Accounting Period" means the period from the Effective Date through November 30, 2012 and each calendar month thereafter.

1.8   "Quota Share Percentage" shall have the meaning set forth in Section 2.1.

1.9 "Reinsured Policies" shall mean all (i) policies and annuity contracts of any kind written or issued by the Company prior to the Effective Date and any amendments, riders or endorsements attached thereto and any reinstatements thereof, and (ii) all Supplementary Contracts.
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1.10  "Reserves" means, as of any date, all reserves, deposit fund liabilities and any other liabilities whatsoever for or under the Reinsured Policies calculated consistent with the reserve requirements, statutory accounting rules, and actuarial principles applicable to the Company and/or the Reinsurer.

1.11 "Settlement Amount" means the net amount due and payable to either party with respect to any Monthly Accounting Period as set forth in Section 6.1.

1.12 "Supplementary Contracts" means all supplementary contracts, whether with or without life contingencies, issued by the Company in exchange for a Reinsured Policy, whether prior to or after the Effective Date.

                                   ARTICLE II
                                    COVERAGE

2.1 Coverage. Upon the terms and subject to the conditions of this Agreement, as of 11:59 p.m., Central Time, on October 31, 2012 (the "Effective Date"), the Company shall cede to the Reinsurer, and the Reinsurer shall assume from the Company, all liabilities (including any prior-year loss reserve development) under the Reinsured Policies on a ninety-five percent (95%) coinsurance basis (the "Quota Share Percentage"). The liability of the Reinsurer hereunder with respect to the Reinsured Policies shall begin simultaneously and automatically with that of the Company, but not prior to the Effective Date.

2.2 Conditions. All coinsurance for which the Reinsurer is liable hereunder shall be subject to the same rates, terms, conditions, waivers, modifications, alterations, cancellations, limitations and restrictions as are contained in or otherwise apply to the Reinsured Policies, except as otherwise provided in this Agreement. Whenever a change is made in the status, plan, amount or other material feature of a Reinsured Policy, the Reinsurer will provide adjusted reinsurance coverage in accordance with the provisions of this Agreement.

2.3 New Business. This Agreement excludes all new policies or contracts written or issued by the Company after the Effective Date (the "New Business"). For the avoidance of doubt, all of the Company's New Business will be reinsured by the Reinsurer on a one hundred percent (100%) coinsurance basis pursuant to that certain Coinsurance Agreement, to become effective as of January 1, 2013, by and between the Company and the Reinsurer, which agreement shall provide coverage for all covered liabilities with respect to New Business. The Company will not write any new business between the Effective Date and January 1, 2013.

                                   ARTICLE III
                               GENERAL PROVISIONS

3.1 Inspection. Either party or its designated representative may, upon reasonable advance notice and during normal business hours at the offices of the Company or the Reinsurer, as the case may be, conduct reasonable inspections of the books and records of the other party reasonably relating to the Reinsured Policies or this Agreement for such period as this Agreement remains in effect and as long thereafter as the Company or the Reinsurer, as the case may be, has any outstanding obligation under this Agreement.

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3.2   Setoff and Recoupment. Any debts or credits incurred or arising on or after the Effective Date in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of applicable law.

3.3 Compliance with Applicable Laws. The Company and the Reinsurer shall maintain all licenses, obtain all regulatory approvals and comply with all applicable laws and regulatory requirements necessary to perform their respective obligations under this Agreement.

                                   ARTICLE IV
                                    PAYMENTS

4.1 Premiums. On the Effective Date, and as consideration for the coinsurance of the Reinsured Policies provided under this Agreement, the Company shall pay the Reinsurer an amount equal to the Quota Share Percentage of the estimated Reserves as of the Effective Date, which payment shall be made in the form of cash, securities or other assets acceptable to the Reinsurer. Within thirty (30) days following the Effective Date, the Company and Reinsurer shall calculate the actual Reserves as of the Effective Date based on data available after the Effective Date and, based upon such calculation, make any corresponding true-up payment to the appropriate party. In addition to the foregoing, the Company shall pay the Reinsurer the Quota Share Percentage of all Premiums payable on account of the Reinsured Policies on and after the Effective Date as such Premiums are due and received. Premiums received by the Company and payable to the Reinsurer shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amount pursuant to Section 6.1.

4.2 Policy Benefits. The Reinsurer shall pay its Quota Share Percentage of all Policy Benefits paid by the Company during the current Monthly Accounting Period. Policy Benefits payable to the Company shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amount pursuant to Section 6.1.

4.3 Expense Allowance. As reimbursement for expenses and costs incurred by the Company on and after the Effective Date on account of the Reinsured Policies, including but not limited to (i) commissions, (ii) acquisition expenses, (iii) expenses incurred in the provision of policyholder and benefit payment services, and (iv) Insurance Taxes and Charges, the Reinsurer shall pay to the Company a monthly expense allowance in an amount equal to the Quota Share Percentage of the actual allocated expenses and costs incurred by the Company with respect to the Reinsured Policies for the monthly period at issue (the "Expense Allowance"). The Expense Allowance shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amount pursuant to Section 6.1.

4.4 Payments, Unless otherwise stated, all payments pursuant to this Agreement shall be made in U.S. Dollars and immediately available funds.

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                                    ARTICLE V
                                 ADMINISTRATION

5.1 Policy Administration. The Company shall provide all required, necessary and appropriate claims, administrative and other services with respect to the Reinsured Policies. The Company shall use reasonable care in its administration and claims practices with respect to the Reinsured Policies and in administering and performing its duties under this Agreement and such practices, administration and performance shall (a) conform with applicable law; (b) not be fraudulent; and (c) be no less favorable than those used by the Company with respect to other policies of the Company not reinsured by the Reinsurer.

5.2 Record Keeping. The Company shall maintain appropriate books and records relating to the Reinsured Policies in accordance with industry standards of insurance record keeping. In the event of the termination of this Agreement and upon the request of the Company, any records in the possession of the Reinsurer related to the Reinsured Policies shall be duplicated and forwarded to the Company. The Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and shall make such documentation available for examination and inspection by the Reinsurer upon request.

                                   ARTICLE VI
                            ACCOUNTING AND SETTLEMENT

6.1 Monthly Accounting Reports. Within thirty (30) calendar days following the end of each Monthly Accounting Period, the Company shall provide the Reinsurer with a monthly report which shall list each of the payment obligations pursuant to Article IV for such Monthly Accounting Period and such other information regarding the Reinsured Policies as may be mutually agreed upon by the parties (the "Monthly Accounting Reports"). In addition to the Monthly Accounting Reports, the Company shall provide the Reinsurer with any additional information related to this Agreement or the Reinsured Policies as is reasonably necessary for the Reinsurer to satisfy any financial reporting or disclosure requirements or to comply with any applicable laws. Each Monthly Account Report will include a calculation of the Settlement Amount for that Monthly Accounting Period. The term "Settlement Amount" for any Monthly Accounting Period shall mean an amount equal to the difference between (i) Premiums payable pursuant to Section 4.1, less (ii) Policy Benefits payable pursuant to Section 4.2, less (in) the Expense Allowance payable pursuant to Section 4,3.

6.2 Settlements. If the Settlement Amount prepared by the Company shows a net balance payable to the Reinsurer, the Company shall remit such balance to the Reinsurer within ten (10) Business Days following delivery of the Monthly Accounting Report. If the Settlement Amount shows a net balance payable to the Company, the Reinsurer shall remit such balance to the Company within ten (10) Business Days following receipt of the Monthly Accounting Report.

6.3 Reconciliation. Each party shall have the right to review and dispute individual components of the transactions reflected in the Monthly Accounting Reports, and

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      to request adjustments, as appropriate. Any amount due either party in connection with any adjustment shall be paid within ten (10) Business Days following the parties' resolution of such adjustment.

                                   ARTICLE VII
                              TERM AND TERMINATION

7.1 Term. The coinsurance provided under this Agreement shall remain continuously in force for so long as the Company shall remain liable on the Reinsured Policies or until terminated by either party by written notice given to the other party at least twelve (12) months in advance of the termination date, a copy of which shall be provided to the Iowa Insurance Division.

7.2 Runoff Coverage. If this Agreement is terminated, the coinsurance hereunder shall continue to apply to benefits and/or claims under all Reinsured Policies (including any lapsed, surrendered, reinstated, renewed or matured Reinsured Policy) until the Company's obligations under the Reinsured Policies ceases. The parties hereto expressly covenant and agree that, in the event of termination of this Agreement, they will cooperate with each other in the handling of all such runoff insurance business until the Company's obligations under the Reinsured Policies ceases. All costs and expenses associated with the handling of such runoff business shall be borne solely by the Reinsurer.

7.3 Recapture. The Policies are not eligible for recapture by the Company except upon the mutual agreement of the Company and the Reinsurer.

                                  ARTICLE VIII
                                   INSOLVENCY

8.1 Insolvency of Ceding Company. In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the reinsurance hereunder shall be payable directly to the conservator, rehabilitator, liquidator, receiver or statutory successor of the Company on the basis of claims allowed against the Company by any court of competent jurisdiction or by any conservator, rehabilitator, liquidator, receiver or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, rehabilitator, liquidator, receiver or statutory successor of the Company has failed to pay all or a portion of any claims. Payments by the Reinsurer, as set forth herein, shall be made directly to the Company or to its conservator, rehabilitator, liquidator, receiver or statutory successor, except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company. The conservator, rehabilitator, liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy reinsured, within a reasonable time after such claim is filed and the Reinsurer may investigate and interpose, at its own expense, in any proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Company or to its conservator, rehabilitator, liquidator, receiver or statutory successor.

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                                   ARTICLE IX
                               DISPUTE RESOLUTION

9.1 Dispute Resolution. If a dispute, controversy, or claim arises out of or relates to this Agreement, or an alleged breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules, before resorting to arbitration. If the matter has not been resolved pursuant to mediation within thirty (30) calendar days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, its termination or non-renewal, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator or, at the election of either party, before a panel of three arbitrators. Selection of the arbitrator(s) shall be in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator(s) shall allow each party to conduct limited relevant discovery. The arbitrator(s) shall have no authority to award punitive damages or any damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and applicable state and federal laws. All fees and expenses of arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of the arbitration matter. Any such arbitration shall be conducted in Madison, Wisconsin.

                                    ARTICLE X
                                     DAC TAX

10.1 Party. The term "party" will refer to either contracting company as appropriate.

10.2 Other Terms. The terms "Net Positive Consideration", "Specified Policy Acquisition Expenses" and "General Deductions Limitation" used in this Article are defined by reference to Regulation Section 1.848-2 and Code
      Section 848.

10.3 DAC Tax Election. The parties to this Agreement make the election set forth below pursuant to Section 1.848-2(g) (8) of the income Tax Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the "Code"). This election shall be effective for taxable year 2012 and for all subsequent taxable years for which this Agreement remains in effect.

      (a) The party with the Net Positive Consideration for this Agreement for each taxable year will capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(1).

      (b) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency.

      (c) The Company will submit a schedule to the Reinsurer by May 1 of each year with its calculation of the net consideration for the preceding

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            calendar year. This schedule will be accompanied by a statement signed by an officer of the Company attesting to the calculation contained in said schedule. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) calendar days of the Reinsurer's receipt of the Company's calculation.

      (d) If the Reinsurer contests the Company's calculation, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date that the Company receives the Reinsurer's alternative calculation. If the parties reach an agreement on the net consideration calculation, each party will report the agreed upon amount in its income tax return for the preceding calendar year. If the parties are unable to reach an agreement on the amount of net consideration, then the dispute shall be resolved pursuant to Article IX of this Agreement. If Reinsurer does not contest the Company's calculation the parties will utilize the calculation provided by the Company for reporting purposes in their respective income tax returns for the preceding year.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

11.1 Headings. Headings used herein are not a part of this Agreement or related documents and shall not affect the terms hereof.

11.2 Notices. All notices and communications hereunder shall be in writing and shall become effective when received. Any written notice shall be sent by either certified or registered mail, return receipt requested, overnight delivery service (providing for delivery receipt), electronic facsimile transmission, or delivered by hand. All notices or communications under this Agreement shall be addressed as follows: If to the Company:

            MEMBERS Life Insurance Company
            5910 Mineral Point Rd.
            Madison, Wl 53705
            Attention: Treasurer

            If to the Reinsurer:

            CMFG Life Insurance Company
            5910 Mineral Point Rd.
            Madison, Wl 53075
            Attention: Treasurer

11.3 Successors and Assigns. This Agreement and related documents cannot be assigned by either party without the prior written consent of the other and the prior approval of the Iowa Insurance Division. The provisions of this Agreement and related documents shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

11.4 Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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11.5  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder and there are no understandings between the parties other than those expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties hereto.

11.6 Regulatory Approval of Amendments. When and if, under applicable laws or regulations, the approval of any amendment to this Agreement or related documents by one or more federal, state or local regulatory authorities is required, the amendment shall not take effect unless and until all such necessary approvals have been received by the Company.

11.7 Governing Law. This Agreement and related documents shall be governed by and construed in accordance with the laws of the State of Iowa.

11.8 Severability. In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

                  [Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative.

            MEMBERS LIFE INSURANCE COMPANY

            By: /s/ Robert N. Trunzo
                --------------------
            Name    Robert N. Trunzo

            Title:  President

            Date:   November 12, 2012

            CMFG LIFE INSURANCE COMPANY

            By: /s/ Thomas J. Merfeld
                ---------------------
            Name:   Thomas J. Merfeld

            Title:  SVP, Chief Risk Officer

            Date:   November 12, 2012

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